Exhibit 10. 1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into on September 10, 2009, among PASHMINADEPOT.COM, INC., a Florida corporation (“Purchaser”), SWISSINSO SA, a Swiss corporation with registered office in Lausanne, Switzerland (the “Company), MICHAEL GRUERING (“Gruering”), YVES DUCOMMUN (“Ducommun”) and JEAN-BERNARD WURM, MUTTIAH YOGANANTHAN, MANUEL DE SOUZA, ANTOINE EIGENMANN, ERGOMA S.A., SICG S.A. and ALBERT KRAUER (together with Gruering and Ducommun, the “Sellers”).

WITNESSETH:

WHEREAS, the Sellers own all the issued and outstanding capital stock of the Company;

WHEREAS, the Purchaser desires to acquire from the Sellers, and the Sellers desire to sell to the Purchaser, the Shares upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1    Certain Definitions. As used in this Agreement and the schedules hereto, the following terms have the respective meanings set forth below.

(a)           “ACC” means the cantonal tax administration in the canton of Fribourg, Switzerland (Administration Cantonale des Contributions

(b)           “Action” means any administrative, regulatory, judicial or other proceeding by or before any Governmental Authority or arbitrator.

(c)           “AFC” means the federal tax administration of Switzerland (Administration Federale des Contributions).

(d)           “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ability to elect the members of the board of directors or other governing body of a Person, and the terms “controlled” and “controlling” have correlative meanings.

(e)           “Business Day” means a day on which banks are open for business in New York, New York.

(f)           “Claims” means any and all claims, demands or causes of action, relating to or resulting from an Action.

(g)           “Contract” means any contract, agreement, indenture, deed of trust, license, note, bond, mortgage, lease, guarantee and any similar understanding or arrangement, whether written or oral.

(h)           “Employees” means individuals who provide employment or employment-type services to the Company or the Purchaser as of the date hereof, other than any such individuals who cease such employment prior to the Closing, but including any such individuals hired after the date hereof and prior to the Closing.

(i)           “Employee Benefit Plan” means any employee benefit plan, program, policy, practices, or other arrangement providing benefits to any Employee or Former Employee, officer or director of the Company or the Purchaser or any beneficiary or dependent thereof that is sponsored or maintained by the Company or the Purchaser or contribute or are obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy.

(j)           “Employment Agreement” means a written Contract or offer letter with or addressed to any Employee or Former Employee pursuant to which the Company or the Purchaser shall, directly or indirectly, have any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

(k)           “Encumbrances” means security interests, liens, Claims, charges, title defects, deficiencies or exceptions (including, with respect to real property, defects, deficiencies or exceptions in, or relating to, marketability of title, or leases, subleases or the like affecting title), mortgages, pledges, easements, encroachments, restrictions on use, rights of-way, rights of first refusal, conditional sales or other title retention agreements, covenants, conditions or other similar restrictions (including restrictions on transfer), options, proxies or other encumbrances of any nature whatsoever.

(l)           “Former Employee” means individuals who, prior to the Closing, provided employment or employment-type services to the Company or the Purchaser.

(m)           “GAAP” means United States generally accepted accounting principles.

 (n)           “Governmental Authority” means any supranational, national, federal, state or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established by a Governmental Authority to perform any of such functions.

(o)           “Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for money borrowed; (ii) all obligations of such Person evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (iii) all obligations of such Person issued or assumed for deferred purchase price payments associated with acquisitions, divestments or other transactions; (iv) all obligations of such Person under leases required to be capitalized in accordance with GAAP, as consistently applied by such Person, and (v) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance, guarantees or similar credit transaction, excluding in all cases in clauses (i) through (v) current accounts payable, trade payables and accrued liabilities incurred in the ordinary course of business.

(p)           “IRS” means the Internal Revenue Service of the United States of America.

(q)           “Laws” means all United States or Swiss federal, state or local or foreign laws, constitutions, statutes, codes, rules, regulations, ordinances, executive orders, decrees or edicts by a Governmental Authority having the force of law.

(r)           “Liabilities” means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

 (s)           “Material Adverse Effect” means, with respect to a Person, any change, effect, event, occurrence or state of facts which would reasonably be expected to be materially adverse to the business, operations or financial condition of such Person, and its Subsidiaries, taken as a whole, or on the ability of such Person to consummate the transactions contemplated by this Agreement, other than any change, effect, event, occurrence or state of facts (1) that is generally applicable in the economy of the United States, (2) that is generally applicable in the United States securities markets, (3) generally affecting the industry in which the Person operates, (4) arising from or related to an act of international terrorism, or (5) relating to the announcement or disclosure of this Agreement and the transactions contemplated hereby.

(t)           “Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or Governmental Authority.

 (u)           “Required Consents” means, collectively, (1) each consent or novation with respect to any material Contract to which the Purchaser or the Company is a party or by which any of its assets are bound required to be obtained from the other parties thereto by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby in order to avoid the invalidity of the transfer of such Contract, the termination or acceleration thereof, giving rise to any obligation to make a payment thereunder or to any increased, additional or guaranteed rights of any person thereunder, a breach or default thereunder or any other change or modification to the terms thereof, and (2) each registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver required from any third party or Governmental Authority by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

 (v)           “SEC” means the Securities and Exchange Commission.

 (w)           “Securities Act” means the Securities Act of 1933, as amended.

 (x)           “Subsidiaries” of any entity means, at any date, any Person (a) the accounts of which would be consolidated with those of the applicable entity in such entity's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, or (b) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or more than fifty percent (50%) of the profits or losses of which are, as of such date, owned, controlled or held by the applicable entity or one or more subsidiaries of such entity.

 (y)           “Tax” means any federal, state, local or foreign taxes, including but not limited to any income, gross receipts, payroll, employment, excise, severance, stamp, business, premium, windfall profits, environmental, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, service, service use, lease, lease use, transfer, registration, value added tax, or similar tax, any alternative or add-on minimum tax, and any estimated tax, in each case, including any interest, penalty, or addition thereto, whether disputed or not.

 (z)           “Tax Benefit” means the Tax effect of any item of loss, deduction or credit or any other item (including increases in Tax basis) which decreases Taxes paid or required to be paid, including any interest with respect thereto or interest that would have been payable but for such item.

(aa)         “Tax Returns” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of Taxes.

 (bb)         “Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

Section 1.2      References and Title. All references in this Agreement to articles, sections, subsections and other subdivisions refer to the articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any section or subdivision are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.  The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The phrases “this Section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur.  Pronouns in masculine, feminine and neutral genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

ARTICLE II
PURCHASE AND SALE OF SHARES

Section 2.1   Purchase and Sale of Shares.  Upon the terms and subject to the conditions set forth herein, and on the basis of the representations and warranties contained herein, at the Closing, the Sellers shall sell, convey, transfer, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Sellers, all of the Sellers’ right, title and interest in and to the Shares, free and clear of any Encumbrance, such Shares constituting one hundred percent (100%) of the Company’s outstanding capital stock.

Section 2.2  Purchase Price.  The purchase price for the Shares (the “Purchase Price”) shall be Fifty Million (50,000,000) shares of common stock of Purchaser (the “Consideration Shares”) valued at $.001 per share, or an aggregate of Fifty Thousand United States Dollars (US$50,000.00).  The Purchaser agrees that it will account for the purchase of the Shares in accordance with the Purchase Price specified in this Section 2.2.

Section 2.3  Closing.  The closing (the “Closing”) of the acquisition of the Shares by the Purchaser in consideration for the Consideration Shares (the “Transaction”)  shall occur at the offices of Katten Muchin Rosenman LLP, counsel for the Sellers, within two (2) Business Days after the date on which all of the conditions and obligations of the Parties as set forth in Articles 7 and 8 of this Agreement shall have been substantially satisfied in all material respects or otherwise duly waived, or on such other date and at such other place and date as the Purchaser and the Sellers may hereafter agree upon in writing (such date and time of the Closing being referred to herein as the “Closing Date”).

Section 2.4   Deliveries by the Purchaser.  At or prior to the Closing, the Purchaser shall deliver to the Sellers or a duly appointed representative of the Sellers:

(a)
Stock certificates representing the Consideration Shares, or an irrevocable instruction letter executed by the Purchaser instructing the transfer agent for the Purchaser to issue the Consideration Shares to the Sellers;

(b)	The certificates described in Sections 8.1(a) and 8.1(b);

(c)	A good standing certificate of the Purchaser, dated not more than five (5) Business Days prior to the Closing Date;

(d)	The resignation of Sanders as an officer and director of the Purchaser;

(e)	Evidence of the cancellation of 59,950,000 shares of the common stock of the Purchaser currently held by Albury Investments Limited (the “Albury Shares”; and

(f)	Such other documents and instruments as reasonably requested by the Sellers.

Section 2.5  Deliveries by the Sellers.  At or prior to the Closing, the Sellers shall deliver to the Purchaser the following:

(a)
Stock certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, or other instruments of transfer in form and substance reasonably satisfactory to the Purchaser;

(b)	The certificates described in Sections 8.2(a) and 8.2(b);

(c)	An abstract of the commercial register relating to the Company, dated not more than five (5) Business Days prior to the Closing Date; and

(d)	Such other documents and instruments as reasonably requested by the Purchaser.

Section 2.6                      Further Assurances.  From time to time from and after the Effective Time, as and when reasonably requested by a Party, the other Parties shall execute and deliver all such other instruments and shall take further actions as the Party reasonably may deem necessary or desirable in order to confirm or record or otherwise effectuate the purchase and sale of the Shares and the Consideration Shares.

ARTICLE III
THE CONSIDERATION SHARES

Section 3.1 Consideration Shares.  The aggregate amount of Consideration Shares to be issued to the Sellers shall be Fifty Million (50,000,000) Consideration Shares. The Consideration Shares shall be issued to the Sellers in the amounts indicated next to the name of each Seller as indicated on Schedule 3.1.  The Consideration Shares issued upon the Closing shall be deemed to have been issued in full satisfaction of all rights of each of the respective security holders of the Company pertaining to their rights in and to their respective Shares.  After the Closing, the holders of certificates formerly representing shares of the Company’s common Stock shall cease to have any rights as shareholders of the Company.

Section 3.2   Registration Exemption.  It is intended that the Consideration Shares to be issued pursuant to this Agreement will be issued pursuant to Section 4(2) of the Securities Act and therefore shall not require registration under the Securities Act or any relevant state Law.

Section 3.3    Restrictive Legends.  Certificates evidencing the Consideration Shares pursuant to this Agreement may bear one or more of the following legends, including without limitation, any legend required by the laws of any jurisdiction in which a holder of Consideration Shares resides, and any legend required by applicable law, including without limitation, any legend that will be useful to aid compliance with Regulation S or other regulations adopted by the SEC under the Securities Act:

“THE SECURITIES ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

Section 3.4    Subsidiary of the Purchaser.  Effective as of the Closing, the Company shall be a wholly-owned subsidiary of the Purchaser.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As an inducement to the Sellers to enter into this Agreement and to consummate the transactions contemplated herein, the Purchaser represents and warrants to the Company and the Sellers, as follows:

Section 4.1  Organization.  The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida.  The Purchaser has all requisite power to own, operate and lease its business and assets and carry on its business as the same is now being conducted.

Section  4.2    Capital Structure.  As of the Closing, the Purchaser’s authorized capital will consist of (a) One Hundred Million (100,000,000) shares  of  common  stock, $.001 par value per share, of which Twenty Five Million One Hundred Thousand (25,100,000) shares will be issued and outstanding,  (i) with each holder thereof being entitled to cast one (1) vote for each share held on all matters properly   submitted to the shareholders for their vote; and (ii) there being no cumulative voting; and (b) Ten Million (10,000,000) shares of preferred stock, $.001 par value per share, of which no shares are issued and outstanding.  The Purchaser has no shares reserved for issuance pursuant to a stock option plan or pursuant to securities exercisable for, or convertible into or exchangeable for shares of common stock.  All of the issued and outstanding shares of capital stock of the Purchaser are duly authorized, validly issued, fully paid and nonassessable.  No shares of capital stock of the Purchaser are subject to preemptive rights or any other similar rights.  There are (i) no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of the Purchaser or arrangements by which the Purchaser is or may become bound to issue additional shares of capital stock of the Purchaser, (ii) no agreements or arrangements under which the Purchaser is obligated to register the sale of any of its securities under the Securities Act, and (iii) no anti-dilution or price adjustment provisions contained in any security issued by the Purchaser (or any agreement providing any such rights).

Section  4.3    Corporate Power and Authority. The Purchaser has all requisite power and authority to enter into and deliver this Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement (collectively, the “Transaction Documents”) and to consummate the transactions contemplated hereby and thereby.  The execution, delivery, and performance of this Agreement and the Transaction Documents by the Purchaser and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser and no other action or corporate proceeding on the part of the Purchaser is necessary to authorize the execution, delivery, and performance by the Purchaser of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.  This Agreement and each of the Transaction Documents have been duly executed and delivered by the Purchaser and constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

Section  4.4   Conflicts; Consents and Approvals.  Neither the execution and delivery by the Purchaser of this Agreement and the Transaction Documents to be executed and delivered by it in connection with this Agreement or the Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will:

(a)           conflict with, or result in a breach of any provision of, the organizational documents of the Purchaser;

(b)           violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of the Purchaser or the Consideration Shares under any of the terms, conditions or provisions of (1) the organizational documents of the Purchaser, (2) any Contract to which the Purchaser is a party or to which any of its properties or assets may be bound which, if so affected, would either have a Material Adverse Effect or be reasonably likely to prevent the consummation of the transactions contemplated herein, or (3) any permit, registration, approval, license or other authorization or filing to which the Purchaser is subject or to which any of its properties or assets may be subject;

(c)           require any action, consent or approval of any non-governmental third party, other than the consent of the Purchaser’s Board of Directors;

(d)           violate any order, writ, or injunction, or any material decree, or material Law applicable to the Purchaser or any of its, business, properties, or assets; or

(e)           require any action, consent or approval of, or review by, or registration or filing by the Purchaser with any Governmental Authority other than the filing of a Current Report on Form 8-K regarding the consummation of the transactions contemplated hereby and an Information Statement pursuant to Section 14(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the designation of a majority of the directors of the Purchaser.

Section 4.5   Consideration Shares.  As of the Closing, all of the Consideration Shares shall be duly authorized, validly issued, fully paid and nonassessable, and not issued in violation of any preemptive or similar rights.  Upon delivery to the Sellers of the certificates representing the Consideration Shares, the Sellers will acquire good and valid title to such Consideration Shares, free and clear of any Encumbrances, other than restrictions under applicable securities laws.

Section 4.6    Subsidiaries.  The Purchaser does not own, directly or indirectly, nor has entered into any agreement, arrangement or understanding to purchase or sell, any capital stock or other equity interests in any Person or is a member of or participant in any Person or have any Subsidiaries.

Section 4.7    No Material Adverse Effect.  As of the date of this Agreement, (a) the Purchaser has (1) maintained its books and records in accordance with past accounting practice, and (2) used all reasonable commercial efforts to preserve intact the assets and the business organization and operations of the Purchaser, to keep available the services of its employees and to preserve its relationships with customers, suppliers, licensors, licensees, contractors and other persons with whom the Purchaser have business relations, (b) no Material Adverse Effect on the Purchaser has occurred, and (c) there has been no event, occurrence or development that has had, or would reasonably be expected to have, a material adverse effect on the ability of the Purchaser to timely consummate the transactions contemplated hereby.

Section 4.8   Compliance with Law.  The Purchaser and each of its officers,  directors, employees and agents has complied in all respects with all Laws applicable to the Purchaser and its operations, including all relevant rules and regulations of the NASDAQ Stock Market LLC.  Neither the Purchaser nor any of its officers, directors or agents has received any notice from any Governmental Authority that the Purchaser has been or is being conducted in violation of any applicable Law or that an investigation or inquiry into any noncompliance with any applicable Law is ongoing, pending or threatened.

Section 4.9   Litigation. There is no Action pending or threatened against the Purchaser or any of its officers or directors in each case that (a) relates to the Purchaser, its assets or its business or (b) as of the date hereof, seeks, or could reasonably be expected, to prohibit or restrain the ability of the Purchaser to enter into this Agreement or to timely consummate any of the transactions contemplated hereby, and there is no reasonable basis for any such Action.  There are no judgments, decrees, agreements, memoranda of understanding or orders of any Governmental Authority outstanding against the Purchaser.

Section 4.10  Contracts. The Purchaser is not a party to, or bound by, any Contract other than the Engagement Agreement  dated as of August 1, 2009 with REVsolutions LLC (the “REVsolutions Agreement”).

Section 4.11  Labor and Employment Matters. The Purchaser does not have any Employees, Former Employees or Employee Benefit Plans.

Section 4.12  Permits; Compliance.  The Purchaser is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and as it will be conducted through to the Closing (collectively, the “Purchaser Permits”). There is no Action pending, or threatened, regarding any of the Purchaser Permits and each such Permit is in full force and effect.  The Purchaser is not in conflict with, or in material default (or would be in default with the giving of notice, the passage of time, or both) with, or in violation of, any of the Purchaser Permits.

Section 4.13    Debts and Guaranties.  As of the Closing, the Purchaser will have no debts, liabilities, obligations, direct, indirect, absolute or contingent, whether accrued, vested or otherwise, whether known or unknown, other than pursuant to the REVsolutions Agreement and an aggregate of no more than an additional $10,000 in current liabilities.  In addition, the Purchaser is not directly or indirectly (a) liable, by guarantee or otherwise, upon or with respect to, or (b) obligated to provide funds with respect to, or to guarantee or assume, any Indebtedness or other obligation of any Person.

Section 4.14   SEC Reports; Financial Statements.  The Purchaser has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”).  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of the Purchaser included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Purchaser as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

Section 4.15   Material Changes.  Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Purchaser has not incurred any liabilities (contingent or otherwise) other than (A) under the REVsolutions Agreement, (B) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice which in the aggregate will not exceed $10,000 as of the Closing Date and (C) liabilities not required to be reflected in the Purchaser’s financial statements pursuant to GAAP or disclosed in filings made with the SEC, (iii) the Purchaser has not altered its method of accounting, (iv) the Purchaser has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, or made any agreements to purchase, any shares of its capital stock and (v) the Purchaser has not issued any equity securities to any officer, director or Affiliate. The Purchaser does not have pending before the SEC any request for confidential treatment of information.  Except for the issuance of the Consideration Shares contemplated by this Agreement, no event, liability or development has occurred or exists with respect to the Purchaser or its business, properties, operations or financial condition, that would be required to be disclosed by the Purchaser under applicable securities laws at the time this representation is made that has not been publicly disclosed at least one (1) Business Day prior to the date that this representation is made.

Section 4.16  No Brokers or Finders.  The Purchaser has not, nor have any of its Affiliates, employed any broker or finder or incurred any Liability for any brokerage or finder's fee or commissions or similar payment in connection with the transactions contemplated herein, and no Person has or will have any right, interest or valid claim against or upon the Purchaser the Sellers, the Company or its or their Affiliates for any such fee or commission.

Section 4.17   Tax Matters.

(a)           The Purchaser has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by it, pursuant to the Laws or administrative requirements of each Governmental Body with taxing power over it or its assets.  As of the time of filing, all such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status, and other matters of the Purchaser and any other information required to be shown thereon.  An extension of time within which to file any such Tax Return that has not been filed has not been requested or granted.  Schedule 4.17(a) lists all state, local and foreign jurisdictions in which the Purchaser has previously filed or currently files Tax Returns, which are all of the state, local or foreign taxing jurisdictions in which the Purchaser has been or is required to file Tax Returns.  There is no audit, Action, Claim or any investigation or inquiry, whether formal or informal, public or private, now pending or threatened against or with respect to the Purchaser in respect of any Tax.

(b)           With respect to all amounts in respect of Taxes imposed on the Purchaser or for which it is or could be reasonably liable, whether to Governmental Authorities (as, for example, under Law) or to other Persons (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods since its inception through the Closing, (i) all applicable tax laws and agreements have been complied with in all material respects, (ii) all such amounts required to be paid by the Purchaser to Governmental Authorities or others on or before the date hereof have been paid, and (iii) reserves have been established for the payment of all Taxes not yet due and payable, which reserves are reflected in the Financial Statements (described below) and are adequate and in accordance with the past custom and practice of the Purchaser.

(c)           As of the date hereof, the Purchaser has not requested, executed or filed with the IRS or any other Governmental Authority any agreement or other document extending or having the effect of extending the period for assessment or collection of any Taxes for which the Purchaser could be liable and which still is in effect. There exists no tax assessment, proposed or otherwise, against the Purchaser nor any Encumbrance for Taxes against any assets or property of the Purchaser.

(d)           All Taxes that the Purchaser is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authorities or other Person.

(e)           The Purchaser is not a party to, bound by or subject to any obligation under any tax sharing, tax indemnity, tax allocation or similar agreement.

(f)           There is no Claim, audit, Action, proceeding, or investigation with respect to Taxes due or claimed to be due from the Purchaser or of any Tax Return filed or required to be filed by the Purchaser pending or threatened against or with respect to the Purchaser. The Purchaser has not filed a consent pursuant to Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income tax law) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Purchaser.

Section 4.18  Full Disclosure.  No representation or warranty of the Purchaser in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading.  There is no fact known to the Purchaser that Materially Adversely affects or, as far as can be reasonably foreseen, materially threatens, the assets, business, prospects, financial condition or results of operations of the Purchaser that has not been set forth in this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As an inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, each Seller severally represents and warrants to the Purchaser as follows:

Section 5.1  Organization.  Each Seller which is an entity is duly organized and validly existing under the laws of its state of formation and has all requisite power to own, operate and lease its business and assets and carry on its business as the same is now being conducted.

Section 5.2   Power and Authority. Each Seller has all requisite power and authority, corporate or otherwise, to enter into and deliver this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Transaction Documents by each Seller and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action, and no other action or proceeding on the part of such Seller is necessary to authorize the execution, delivery and performance by such Seller of this Agreement and the Transaction Documents and the consummation by such Seller of the transactions contemplated hereby and thereby.  This Agreement and each of the Transaction Documents have been duly executed and delivered by each Seller and constitute the legal, valid and binding obligation of such Seller, enforceable against it in accordance with their respective terms.

Section 5.3    Conflicts; Consents and Approvals.  Neither the execution and delivery by each Seller of this Agreement and the Transaction Documents to be executed and delivered by it in connection with this Agreement and the Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will:

(a)           conflict with, or result in a breach of any provision of, the organizational documents of each Seller which is an entity;

(b)           violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of (1) the organizational documents of the Company, (2) any Contract to which such Seller is a party or to which any of its respective properties or assets may be bound which, if so affected, would either have a Material Adverse Effect or be reasonably likely to prevent the consummation of the transactions contemplated herein, or (3) any permit, registration, approval, license or other authorization or filing to which such Seller is subject or to which any of its properties or assets may be subject;

(c)           require any action, consent or approval of any Governmental Authority or non-governmental third party;  or

(d)           violate any order, writ or injunction, or any material decree, or material Law applicable to such Seller or any of its businesses, properties or assets.

Section  5.4    Title to Shares.  Each Seller is the sole record and beneficial owner of the Shares indicated next to its name on Schedule 3.1 and has good and marketable title to the Shares, free and clear of all Encumbrances. Upon Closing, the Purchaser shall be the lawful record and beneficial owner of the Shares, free and clear of all Encumbrances.

Section 5.5    Securities Representations.

           (a)           Investment Purposes.  Each Seller is acquiring the Consideration Shares for its own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part in any transactions that would be in violation of the Securities Act or any state securities or "blue-sky" laws.  No other Person has a direct or indirect beneficial interest in, and such Seller does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third party, with respect to, the Consideration Shares or any part thereof that would be in violation of the Securities Act or any state securities or "blue-sky" laws or other applicable Law.

(b)           No General Solicitation.  Each Seller is not receiving the Consideration Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio; or presented at any seminar or similar gathering; or any solicitation of a subscription by a Person, other than Purchaser personnel, previously known to such Seller.

(c)           No Obligation to Register Shares.  Each Seller understands that the Purchaser is under no obligation to register the Consideration Shares under the Securities Act, or to assist such Seller in complying with the Securities Act or the securities laws of any state of the United States or of any foreign jurisdiction.  Such Seller understands that the Consideration Shares must be held indefinitely unless the sale thereof is subsequently registered under the Securities Act and applicable state securities laws or exemptions from such registration are available.  All certificates evidencing the Consideration Shares will bear a legend stating that the Consideration Shares have not been registered under the Securities Act or state securities laws and they may not be resold unless they are registered under the Securities Act and applicable state securities laws or exempt therefrom.

(d)           Investment Experience.  Each Seller, or such Seller’s professional advisor, has such knowledge and experience in finance, securities, taxation, investments and other business matters as to evaluate investments of the kind described in this Agreement.  By reason of the business and financial experience of such Seller or its professional advisor, such Seller can protect its own interests in connection with the transactions described in this Agreement.  Such Seller is able to afford the loss of its entire investment in the Consideration Shares.

(e)           Exemption from Registration.  Each Seller acknowledges its understanding that the offering and sale of the Shares is intended to be exempt from registration under the Securities Act.  In furtherance thereof, in addition to the other representations and warranties of such Seller made herein, such Seller further represents and warrants to and agrees with the Purchaser as follows:

(1)           Such Seller has the financial ability to bear the economic risk of its investment, has adequate means for providing for its current needs and personal contingencies and has no need for liquidity with respect to the Consideration Shares;

(2)           Such Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment in the Consideration Shares;

(3)           Such Seller has been provided an opportunity for a reasonable period of time prior to the date hereof to obtain additional information concerning the Purchaser and all other information to the extent the Purchaser possesses such information or can acquire it without unreasonable effort or expense; and

(4)           Such Seller has received and reviewed the documents filed by the Purchaser with the SEC and has also considered the uncertainties and difficulties frequently encountered by companies such as the Purchaser.  Such Seller agrees and acknowledges that the Purchaser is currently a shell company, as such term is defined in Rule 144.

(f)           Regulation S Exemption.  Each Seller understands that the Consideration Shares are being offered and sold in reliance on an exemption from the registration requirements of United States federal and state securities laws under Regulation S promulgated under the Securities Act and that the Purchaser is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Seller set forth herein in order to determine the applicability of such exemptions and the suitability of the Investor to acquire the Securities.  In this regard, such Seller represents, warrants and agrees that:

1.
Such Seller is not a U.S. Person (as defined below) or an affiliate (as defined in Rule 501(b) under the Securities Act) of the Purchaser and is not acquiring the Consideration Shares for the account or benefit of a U.S. Person.  A U.S. Person means any one of the following:

•	any natural person resident in the United States of America;

•	any partnership or corporation organized or incorporated under the laws of the United States of America;

•	any estate of which any executor or administrator is a U.S. person;

•	any trust of which any trustee is a U.S. person;

•	any agency or branch of a foreign entity located in the United States of America;

•	any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

•
any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States of America; and

•	any partnership or corporation if:

(A) organized or incorporated under the laws of any foreign jurisdiction; and (B) formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts.

2.	At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, such Seller was outside of the United States.

3.
Such Seller will not, during the period commencing on the date of issuance of the Consideration Shares and ending no less than the twelve (12) month anniversary of such date, (the “Restricted Period”), offer, sell, pledge or otherwise transfer the Consideration Shares in the United States, or to a U.S. Person for the account or for the benefit of a U.S. Person, or otherwise in a manner that is not in compliance with Regulation S.

4.
Such Seller will, after expiration of the Restricted Period, offer, sell, pledge or otherwise transfer the Consideration Shares only pursuant to registration under the Securities Act or an available exemption therefrom and in accordance with all applicable state and foreign securities laws.

5.
Such Seller was not in the United States, engaged in, and prior to the expiration of the Restricted Period will not engage in, any short selling of or any hedging transaction with respect to the Consideration Shares, including without limitation, any put, call or other option transaction, option writing or equity swap.

6.
Neither such Seller nor any Person acting on its behalf has engaged, nor will engage, in any directed selling efforts to a U.S. Person with respect to the Consideration Shares and such Seller and any Person acting on its behalf have complied and will comply with the “offering restrictions” requirements of Regulation S under the Securities Act.

7.
The transactions contemplated by this Agreement have not been pre-arranged with a buyer located in the United States or with a U.S. Person, and are not part of a plan or scheme to evade the registration requirements of the Securities Act.

8.
Neither such Seller nor any Person acting on its behalf has undertaken or carried out any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States, its territories or possessions, for any of the securities of the Purchaser.  Such Seller agrees not to cause any advertisement of the securities of the Purchaser to be published in any newspaper or periodical or posted in any public place and not to issue any circular relating to such securities, except such advertisements that include the statements required by Regulation S under the Securities Act, and only offshore and not in the U.S. or its territories, and only in compliance with any local applicable securities laws.

(g)           No Reliance.  Other than as set forth herein, each Seller is not relying upon any other information, representation or warranty by the Purchaser or any officer, director, stockholder, agent or representative of the Purchaser in determining to invest in the Consideration Shares.  Such Seller has consulted, to the extent deemed appropriate by such Seller, with such Seller’s own advisers as to the financial, tax, legal and related matters concerning an investment in the Consideration Shares and on that basis believes that its investment in the Consideration Shares is suitable and appropriate for such Seller.

(h)           No Governmental Review.  Each Seller is aware that no federal or state agency has (1) made any finding or determination as to the fairness of this investment, (2) made any recommendation or endorsement of the Consideration Shares or the Purchaser, or (3) guaranteed or insured any investment in the Consideration Shares or any investment made by the Purchaser.

 Section 5.7    Full Disclosure.  No representation or warranty of each Seller in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND GRUERING

As an inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, the Company and Gruering, jointly and severally, represent and warrant to the Purchaser as follows:

Section 6.1   Organization.  The Company is a corporation duly organized and validly existing under the laws of Switzerland.  The Company has all requisite power to own, operate and lease its business and assets and carry on its business as the same is now being conducted.

Section 6.2    Corporate Power and Authority.  The Company has all requisite corporate power and authority to enter into and deliver this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby.  The execution, delivery, and performance of this Agreement and the Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action, and no other corporate action or corporate proceeding on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby.

This Agreement and each of the Transaction Documents have been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with their respective terms.

Section 6.3    Conflicts; Consents and Approvals.  Neither the execution and delivery by the Company of this Agreement and the Transaction Documents to be executed and delivered by it in connection with this Agreement and the Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will:

(a)           conflict with, or result in a breach of any provision of, the organizational documents of the Company;

(b)           violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of (1) the organizational documents of the Company, (2) any material Contract to which the Company is a party or to which any of its properties or assets may be bound which, if so affected, would either have a Material Adverse Effect or be reasonably likely to prevent the consummation of the transactions contemplated herein, or (3) any permit, registration, approval, license or other authorization or filing to which the Company is subject or to which any of its properties or assets may be subject;

(c)           require any action, consent or approval of any non-governmental third party, other than as may be provided pursuant to the Contracts listed on Schedule 6.3;

(d)           violate any order, writ, or injunction, or any material decree, or material Law applicable to the Company or any of its, business, properties, or assets; or

(e)           require any action, consent or approval of, or review by, or registration or filing by the Company with any Governmental Authority, other than as may be indicated on Schedule 6.3.

Section 6.4    Capital Structure.  The Company’s authorized capital consists of (a) One Hundred (100) shares  of  common  stock, CHF 1,000 par value per share, all of which are issued and outstanding,  (i) with each holder thereof being entitled to cast one vote for  each  Share  held  on  all  matters  properly submitted  to  the shareholders for their vote; and (ii) there being no  pre-preemptive  rights and no cumulative voting.  The Company has no shares reserved for issuance pursuant to a stock option plan or pursuant to securities exercisable for, or convertible into or exchangeable for, shares of common stock.  All of the issued and outstanding Shares are duly authorized, validly issued, fully paid and nonassessable and owned by the Sellers as indicated on Schedule 3.1.  The Shares constitute one hundred percent (100%) of the issued and outstanding capital stock of the Company on a fully-diluted basis, and, upon the Closing, the Purchaser will own one hundred percent (100%) of the issued and outstanding capital stock of the Company.

No shares of capital stock of the Company are subject to preemptive rights or any other similar rights.  There are (i) no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, proxies, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of the Company or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company, (ii) no agreements or arrangements under which the Company is obligated to register the sale of any of its securities under the Securities Act or any other Law, and (iii) no anti-dilution or price adjustment provisions contained in any security issued by the Company (or any agreement providing any such rights).

Section 6.5   Intellectual Property.

(a)       For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all patents and applications therefor throughout the world, and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world, (v) all trade names, logos, URLs, websites, domain names, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Registered Intellectual Property” means all: (i) registered patents and applications for patent registration (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“Company Intellectual Property” shall mean any Intellectual Property or Registered Intellectual Property that is owned by, or licensed to, the Company.

(b) To the knowledge of the Company and Gruering, no Company Intellectual Property or product or service of the Company is subject to any Action or Claim which may affect the validity, use or enforceability of such Company Intellectual Property.  Except as set forth in the Contracts listed on Schedule 6.5, there is no stipulation restricting in any manner the use, transfer, or licensing thereof by the Company.

(c)         Schedule 6.5 is a complete and accurate list of all the Company Intellectual Property.  To the knowledge of the Company and Gruering, each item of the Company Intellectual Property is valid and subsisting.

(d) The Company owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted) to, each item of the Company Intellectual Property free and clear of any Encumbrances (excluding licenses and related restrictions).

(e)    Schedule 6.5 lists all Contracts to which the Company is a party (i) with respect to the Company Intellectual Property licensed or transferred to any Person or (ii) pursuant to which a Person has licensed or transferred any Intellectual Property to the Company.

(f)           The Contracts relating to the Company Intellectual Property listed on Schedule 6.5 are in full force and effect.  The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such Contracts.  The Company is in compliance with, and has not breached any term of such Contracts and, to the knowledge of the Company and Gruering, all other parties to such Contracts are in compliance with, and have not breached any term of, such Contracts.  Following the Closing, the Company will be permitted to exercise all the rights under such Contracts to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments.

(g)           The Company possesses all the Intellectual Property rights necessary to effectuate its business and operations as currently conducted.  To the knowledge of the Company and Gruering, the Company has not infringed or misappropriated any Intellectual Property of any third party or engaged in unfair competition or any unlawful trade practice.  The Company has not received notice from any third party that the operation of its business, or any act, product or service of the Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction. To the knowledge of the Company and Gruering, no Person has infringed or misappropriated or is infringing or misappropriating any of the Company Intellectual Property.

(h)           The Company has taken reasonable steps to protect the rights of the Company in its confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company.

Section 6.6  Tax Matters.

(a)           The Company has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by it, pursuant to the Laws or administrative requirements of each Governmental Body with taxing power over it or its assets.  As of the time of filing, all such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status, and other matters of the Company and any other information required to be shown thereon.  An extension of time within which to file any such Tax Return that has not been filed has not been requested or granted.  Schedule 6.6 lists all state, local and foreign jurisdictions in which the Company has previously filed or currently files Tax Returns, which are all of the state, local or foreign taxing jurisdictions in which the Company has been or is required to file Tax Returns.  There is no audit, Action, Claim or any investigation or inquiry, whether formal or informal, public or private, now pending or threatened against or with respect to the Company in respect of any Tax.

(b)           With respect to all amounts in respect of Taxes imposed on the Company or for which they are or could be reasonably liable, whether to Governmental Authorities (as, for example, under Law) or to other Persons (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods since its inception through the Closing, (i) all applicable tax laws and agreements have been complied with in all material respects, (ii) all such amounts required to be paid by the Company to Governmental Authorities or others on or before the date hereof have been paid and (iii) reserves have been established for the payment of all Taxes not yet due and payable, which reserves are reflected in the Financial Statements (described below) and are adequate and in accordance with the past custom and practice of the Company.

(c)           As of the date hereof, the Company has not requested, executed or filed with the ACC or AFC or any other Governmental Authority any agreement or other document extending or having the effect of extending the period for assessment or collection of any Taxes for which the Company could be liable and which still is in effect.  There exists no tax assessment, proposed or otherwise, against the Company nor any Encumbrance for Taxes against any assets or property of the Company.

(d)           All Taxes that the Company is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authorities or other Person.

(e)           The Company is not a party to, bound by or subject to any obligation under any tax sharing, tax indemnity, tax allocation or similar agreement.

(f)           There is no Claim, audit, Action, proceeding or investigation with respect to Taxes due or claimed to be due from the Company or of any Tax Return filed or required to be filed by the Company pending or threatened against or with respect to the Company.

Section 6.7    Financial Statements.

(a)           Attached hereto as Schedule 6.7(a) are the financial statements of the Company as of and for the years ended December 31, 2008 and December 31, 2007 (collectively, the "Financial Statements") which (i) were prepared in all material respects in accordance with the books and records of the Company, (ii) present fairly the financial condition of the Company at the dates thereof and the results of its operations and cash flows for the periods then ended, (iii) are true and accurate in all material respects and (iv) were prepared in conformity with GAAP, consistently applied.

(b)           The Company does not have any liabilities or obligations (whether absolute, accrued, contingent or otherwise) that were not fully reflected or reserved against in the balance sheet of the Company as of June 30, 2009 (the "Recent Balance Sheet") which is attached hereto as Schedule 6.7(b).  The reserves reflected in the Recent Balance Sheet are adequate, appropriate and reasonable and the reserves reflected in the Recent Balance Sheet are in accordance with GAAP consistently applied.

Section 6.8   Properties and Assets.  Schedule 6.8 lists all properties and assets of the Company, indicating which properties and assets are owned and which ones are subject to lease agreements.  The Company has good and marketable title to all of its properties and assets, real and personal, free and clear of all Encumbrances.  All equipment used by the Company is generally in good operating condition and repair and is adequate for the uses to which it is being put.

Section 6.9   Compliance with Law.  The Company and each of the officers, managers, directors, employees and agents of the Company has complied in all respects with all Laws applicable to the Company and its operations.  Neither the Company nor any of its officers, managers, directors, Affiliates, employees, or agents has received any notice from any Governmental Authority that the Company has been or is being conducted in violation of any applicable Law or that an investigation or inquiry into any noncompliance with any applicable Law is ongoing, pending or threatened.

Section 6.10   Litigation. There is no Action pending or, to the knowledge of the Company and Gruering, threatened against the Company that relates to the Company, its assets or its business, and to the knowledge of the Company and Gruering, there is no reasonable basis for any such Action.  There are no judgments, decrees, agreements, memoranda of understanding or orders of any Governmental Authority outstanding against the Company.

Section 6.11 Contracts.  Schedule 6.11 contains a complete list, as of the date hereof, of all material Contracts to which the Company is, or will be at Closing, a party or bound, or that otherwise relate to its business or assets.  The Company has made available to the Purchaser or its representatives correct and complete copies of all such Contracts with all amendments thereof.  Each such Contract is, and will at Closing be, valid, binding and enforceable against the Company and the other parties thereto in accordance with its terms, and is, and will at Closing be, in full force and effect.  The Company is not, and will not at Closing be, in default under or in breach of or otherwise delinquent in performance under any such Contract, and no event has occurred, or will as of the Closing have occurred, that, with notice or lapse of time, or both, would constitute such a default.  To the knowledge of the Company and Gruering, each of the other parties thereto has performed in all respects all of the obligations required to be performed by it under, and is not in default under, any such Contract and no event has occurred that, with notice or lapse of time, or both, would constitute such a default.  There are no disputes pending or threatened in writing with respect to any such Contracts.  Neither the Company nor any other party to any such Contract has exercised any option granted to it to terminate or shorten or extend the term of such Contract, and the Company has not given notice or received notice to such effect.  All of such Contracts will continue to be valid, binding, enforceable and in full force and effect on substantially identical terms following the consummation of the transactions contemplated hereby.

Section 6.12  Labor and Employment Matters.

(a)           There are no collective bargaining agreements, union contracts or similar agreements or arrangements in effect that cover any Employee or Former Employee (each, a "Collective Bargaining Agreement"). With respect to any Employee, (i) there is no labor strike, dispute, slowdown, lockout or stoppage pending or threatened against the Company or with respect to any Employees, and the Company has not experienced any labor strike, dispute, slowdown, lockout or stoppage;  and (ii) there is no grievance or arbitration arising out of any Collective Bargaining Agreement or other grievance procedure.

(b)           The Company is in compliance in all material respects with all Laws, regulations and orders relating to the employment of labor, including all such Laws, regulations and orders relating to wages, hours, and any similar state or local "mass layoff" or "plant closing" Law, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

Section 6.13  Permits; Compliance.   The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and as it will be conducted through to the Closing (collectively, the “Permits”).  All such Permits are listed on Schedule 6.13.  There is no Action pending or, to the knowledge of the Company and Gruering, threatened regarding any of the Permits, and each such Permit is in full force and effect.  The Company is not in conflict with, or in material default (or would be in default with the giving of notice, the passage of time, or both) with, or in violation of, any of the Permits.

Section 6.14   Environmental Matters. There are no past or present violations of Environmental Laws (as defined below) by the Company, releases of any material into the environment by the Company, actions, activities, circumstances, conditions, events, incidents, or contractual obligations of the Company which may give rise to any liability of the Company,  and the Company has not received any notice with respect to any of the foregoing, nor is any action pending or threatened in connection with any of the foregoing.  The term “Environmental Laws” means all Swiss laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.  Other than those that are or were stored, used or disposed of in compliance with applicable Law, no Hazardous Materials are contained by the Company on or about any real property currently owned, leased or used by the Company, and no Hazardous Materials were released by the Company on or about any real property previously owned, leased or used by the Company. There are no underground storage tanks on or under any real property owned, leased or used by the Company.

Section 6.15 Affiliated Transactions.  Other than as set forth on Schedule 6.15, no Affiliate or other family member has directly or indirectly (i) borrowed or been advanced funds from or loaned funds to the Company, (ii) is a party to a Contract with the Company or (iii) engaged in any transaction with the Company.

Section 6.16  Ordinary Course. Since the date of the Recent Balance Sheet, the Company’s business has been conducted only in the ordinary and usual course of business consistent with past practice.  Without limiting the generality of the foregoing, the Company has not since the Recent Balance Sheet:  (i) suffered any adverse change in its financial condition, the business or operations or in the Company; or (ii) sold, transferred, or otherwise disposed of any material portion of its properties or assets.

Section 6.17 Debts and Guaranties.  As of June 30, 2009, the Company had no debts, liabilities, obligations, direct, indirect, absolute or contingent, whether accrued, vested or otherwise, whether known or unknown, other than an aggregate of CHF 592,064. In addition, the Company is not directly or indirectly (a) liable, by guarantee or otherwise, upon or with respect to, or (b) obligated to provide funds with respect to, or to guarantee or assume, any Indebtedness or other obligation of any Person.

Section 6.18  No Brokers or Finders.  The Company has not employed any broker or finder or incurred any Liability for any brokerage or finder's fee or commissions or similar payment in connection with the transactions contemplated herein, and no Person has or will have any right, interest or valid claim against or upon the Company for any such fee or commission.

Section 6.19 Full Disclosure.  No representation or warranty of the Company or Gruering in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading.  There is no fact known to the Company or Gruering that Materially Adversely affects or, as far as can be reasonably foreseen, materially threatens, the assets, business, prospects, financial condition or results of operations of the Company that has not been set forth in this Agreement.

ARTICLE VII
ADDITIONAL AGREEMENTS AND COVENANTS

Section 7.1 Access and Information.  Prior to the Closing, the Purchaser, on one hand, and the Company, on the other hand, shall permit representatives of the other to have reasonable access during normal business hours and upon reasonable notice to all premises, properties, personnel, books, records, Company Intellectual Property, technology, technical support, Contracts, commitments, reports of examination and documents of or pertaining to, as may be necessary to permit the other to, at its sole expense, make, or cause to be made, such investigations thereof as the other reasonably deems necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement, and the Purchaser and the Company shall reasonably cooperate with any such investigations.  No investigation by a party or its representatives or advisors prior to or after the date of this Agreement (including any information obtained by a party pursuant to this Section 7.1) shall diminish, obviate or cure any breach of any representation, warranty, covenant or agreement contained in this Agreement nor shall the conduct or completion of any such investigation be a condition to any of such party's obligations under this Agreement.

Section 7.2  Confidentiality.  Each of the parties shall use reasonable efforts to cause their respective Affiliates, officers, directors, employees, auditors, attorneys, consultants, advisors and agents to treat as confidential and hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of Law, and after prior written notice to the other parties, all confidential information of the Purchaser or the Company, as the case may be, that is made available in connection with this Agreement, and will not release or disclose such confidential information to any other Person, except to their respective auditors, attorneys, financial advisors and other consultants, agents, and advisors in connection with this Agreement.  If the Closing does not occur, (a) such confidence shall be maintained by the Parties, and each Party shall use reasonable efforts to cause its officers, directors, Affiliates and such other Persons to maintain such confidence, except to the extent such information comes into the public domain (other than as a result of an action by such Party, its officers, directors or such other Persons in contravention of this Agreement), and (b) upon the request of any Party, the other Party shall promptly return to the requesting Party any written materials remaining in its possession, which materials it has received from the requesting Party or its representatives, together with any analyses or other written materials based upon the materials provided.

Section 7.3  Conduct of Business.  From and after the date hereof until the Closing, except as otherwise expressly contemplated by this Agreement, or as consented to in writing by the Purchaser in the case of an action by the Company, or by the Company in the case of an action by the Purchaser, in either event such consent not to be unreasonably withheld, each of the Purchaser and the Company shall:

(a)           use reasonable commercial efforts to preserve its business, operations, physical facilities, working conditions and its business relationships with customers, suppliers, licensors, licensees, contractors and other persons with whom it has significant business relations;

(b)           not take any action that would cause a breach of the representations and warranties contained herein;

(c)           not amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

(d)           not split, combine or reclassify any of its shares, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its equity interests, make any other actual or constructive distribution in respect of its interests or otherwise make any payments to holders in their capacity as such, or redeem or otherwise acquire any of its securities or any other securities;

(e)           not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or otherwise permit its corporate existence to be suspended, lapsed or revoked;

(f)           not create or form any Subsidiary;

(g)          other than in the ordinary course of its business, (1) incur or assume any Liability in excess of US$10,000; (2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (3) make any loans, advances or capital contributions to or investments in any other Person; nor (4) pledge or otherwise Encumber its shares;

(h)           not acquire, sell, lease, license, transfer or otherwise dispose of any assets in any single transaction or series of related transactions having a fair market value in excess of US$10,000 in the aggregate or that are otherwise material to it other than in the ordinary course of business;

(i)           not (1) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other entity or division thereof or any equity interest therein; (2) amend, modify, waive or terminate any right under any material contract in any material way; nor (3) authorize any new capital expenditure or expenditures that individually is in excess of US$5,000 or in the aggregate are in excess of US$10,000;

(j)           not enter into any Contract other than in the ordinary course of its business;

(k)           issue, promise or contract to issue any securities or instruments convertible into securities of such Person; or

(l)           other than in the ordinary course of its business, not make any change with respect to the compensation or benefits of any officer, director or Employee or Former Employee.

Section 7.4    Efforts to Consummate.  Subject to the terms and conditions of this Agreement, each party hereto shall use all reasonable commercial efforts to take, or to cause to be taken, all actions and to do, or to cause to be done, all things necessary, proper or advisable as promptly as practicable to satisfy the conditions set forth in Article VIII, including, without limitation, obtaining any shareholder and director consents and completing all filings required by the SEC and to consummate the transactions contemplated hereby.

Section 7.5    No-Shop. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with the terms hereof, neither the Company, the Sellers nor its or their respective officers, managers, directors, employees, agents, representatives and Affiliates, shall, directly or indirectly, make, solicit, initiate or encourage submission of proposals or offers from any Persons relating to an Acquisition Proposal (as defined below).  As used herein, “Acquisition Proposal” means any proposal or offer involving a liquidation, dissolution, re-capitalization, merger, consolidation or acquisition or purchase of all or substantially all of the assets of, or equity interest in, the Company or any other similar transaction or business combination involving the same.  The Company shall immediately cease and cause to be terminated all discussions or negotiations with third parties with respect to any Acquisition Proposal, if any, existing on the date hereof.

Section 7.6     Notification by the Parties. Each party hereto shall use its reasonable commercial efforts to as promptly as practicable inform the other parties hereto in writing if, prior to the consummation of the Closing, it obtains knowledge that any of the representations and warranties made by such party in this Agreement ceases to be accurate and complete in any material respect (except for any representation and warranty that is qualified hereunder as to materiality or Material Adverse Effect, as to which such notification shall be given if the notifying party obtains knowledge that such representation and warranty ceases to be accurate and complete in any respect).  Each party hereto shall also use its reasonable commercial efforts to promptly inform the other parties hereto in writing if, prior to the consummation of the Closing, it becomes aware of any fact or condition that constitutes, in its reasonable judgment, a breach of any covenant of such party as of the date of this Agreement or that would reasonably be expected to cause any of its covenants to be breached as of the Closing Date.  Any such notification shall not be deemed to have cured any breach of any representation, warranty, covenant or agreement made in this Agreement for any purposes of this Agreement.

Section 7.7    Cooperation with Respect to Financial Reporting.  Prior to the Closing, the Purchaser shall reasonably cooperate with the Company in connection with the Company’s preparation of its financial statements and other information as required for the Purchaser’s filings in connection with the transactions contemplated by this Agreement under the Exchange Act.

Section 7.8   Private Placement. It is the intention of the parties that, subsequent to the Closing, the Purchaser will use its best efforts to consummate a financing by way of a private placement for a minimum of US$5,000,000 and a maximum of US $10,000,000 (the “Private Placement”).

Section 7.9  Bridge Loan.   Simultaneous with the execution of this Agreement, the Purchaser shall extend an interest-free loan to the Company in the amount of US$750,000 (the “Bridge Loan”), of which US$500,000 will be funded simultaneously with the execution of this Agreement and US$250,000 will be funded no later than five (5) business days thereafter.  The proceeds of the Bridge Loan shall be used for general working capital of the Company, provided that no more than US$75,000 may be used to pay back outstanding salaries or management wages going forward.  The Bridge Loan shall be fully secured by the assets of the Company and shall, at the option of the Purchaser, be repaid from the proceeds of the Private Placement or exchanged by the Person making the funds available to the Purchaser for the securities issued in the Private Placement.

Section 7.10   No Stock Issuances. Except as set forth in this Agreement, for a period of twelve (12) months after the Closing, neither the Purchaser nor the Company shall directly or indirectly issue or sell any shares, warrants, options, rights, contracts, calls, or other securities or instruments granting the holder thereof the right to acquire common stock without first obtaining the prior written consent of David Lubin, Esq..

Section 7.11  Board of Directors.  Effective upon the Closing, the Board of Directors of the Purchaser and the Company shall consist of Michel Gruering and Yves Ducommun.  The Sellers shall have the right to designate two (2) other directors of the Purchaser and the Company.  For the twelve (12) months subsequent to the Closing, the current director of the Purchaser shall have the right to designate one (1) director of the Purchaser and the Company who shall be reasonably acceptable to the Sellers, and the Sellers agree to vote their shares to elect such designee as a director.  Each of the Purchaser and the Company agree that for the twenty-four (24) months subsequent to the Closing, there shall not be more than five (5) directors of either entity.

Section 7.12 Shareholder Loan.  The Purchaser acknowledges that Gruering has advanced funds to the Company as a shareholder loan.  Such shareholder loan shall be converted into 5,000,000 shares of Common Stock of the Purchaser.  The Purchaser shall reserve 5,000,000 shares of its Common Stock to allow for the conversion by Gruering of this shareholder loan.

Section 7.13  Reincorporation and Name Change.  Prior to the Closing, the Purchaser shall have prepared and mailed to its shareholders an Information Statement under the Exchange Act to reincorporate the Purchaser in Delaware (the “Reincorporation”) and to change the Purchaser’s corporate name to Swissinso Holdings, Inc. (the “Name Change”).

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.1    Conditions to the Sellers’ Obligations to Close.  All obligations of the Sellers to consummate the transactions contemplated hereunder are subject to the fulfillment or waiver prior to or at the Closing of each of the following conditions:

(a)           All representations and warranties of the Purchaser contained in this Agreement and the Transaction Documents shall be true and correct in all respects when made and shall be deemed to have been made again at and as of the Closing and shall then be true and correct in all respects (except that representations and warranties made as of a specified date, shall be true and correct only as of such specified date), and the Purchaser shall have delivered to the Company and the Sellers a certificate, signed by it, to such effect in form and substance satisfactory to the Company and the Sellers;

(b)           The Purchaser shall have performed in all material respects each obligation and agreement to be performed by it and shall have complied in all material respects with each covenant required by this Agreement to be performed or complied with by it at or prior to the Closing, and the Purchaser shall have delivered to the Company and the Sellers a certificate, signed by it, to such effect in form and substance satisfactory to the Company and the Sellers;

(c)           Prior to or at the Closing, the Purchaser shall have delivered to the Sellers the items to be delivered pursuant to Section 2.4;

(d)          The Purchaser shall have provided to the Company a certificate of good standing from the Secretary of State of Florida;

(e)           The Purchaser, with the assistance of the Company, shall have prepared the Current Report on Form 8-K required as a result of the consummation of the transactions contemplated hereby; and

(f)           The Purchaser shall have cancelled the Albury Shares with the effect that the number of outstanding shares of the Purchaser’s common stock is 25,100,000, and there are no other shares of the Purchaser’s capital stock issued or outstanding.

Section 8.2   Conditions to the Purchaser’s Obligations to Close.  All obligations of the Purchaser to consummate the transactions contemplated hereunder are subject to the fulfillment or waiver prior to or at the Closing of each of the following conditions:

(a)           All representations and warranties of the Company and the Sellers contained in this Agreement and the Transaction Documents shall be true and correct in all respects when made and shall be deemed to have been made again at and as of the Closing and shall then be true and correct in all respects (except that representations and warranties made as of a specified date, shall be true and correct only as of such specified date), and the Company and the Sellers shall have delivered to the Purchaser a certificate, signed by them, to such effect in form and substance satisfactory to the Purchaser;

(b)           The Company and the Sellers shall have performed in all respects each obligation and agreement to be performed by it or them, and shall have complied in all respects with each covenant required by this Agreement to be performed or complied with by it or them at or prior to the Closing, and the Company and the Sellers shall have delivered to the Purchaser a certificate, signed by them, to such effect in form and substance satisfactory to the Purchaser;

(c)           Prior to or at the Closing, the Sellers shall have delivered to the Purchaser the items to be delivered pursuant to Section 2.5; and

(d)           The Company shall have provided to the Purchaser financial statements and other information required under the rules of the SEC for purposes of inclusion in the Purchaser’s filing of a Current Report on Form 8-K disclosing the consummation of the Transaction.

ARTICLE IX
TERMINATION

Section 9.1  Termination. This Agreement may be terminated at any time prior to the consummation of the Closing under the following circumstances:

(a)           by mutual written consent of the Purchaser, the Sellers and the Company;

(b)          by the Purchaser, if the Company or a Seller has breached this Agreement in any respect and such breach is not cured within ten (10) days after written notice from the Purchaser to the Company and the Sellers;

(c)          by the Company or the Sellers, if the Purchaser has breached this Agreement in any respect and such breach is not cured within ten (10) days after written notice from the Company or the Sellers to the Purchaser; or

(d)           by any party, if there shall be in effect a final, non-appealable order of a court or government administrative agency of competent jurisdiction permanently prohibiting the consummation of the transactions contemplated hereby.

Section 9.2    Termination Procedure.  Written notice of any termination (“Termination Notice”) pursuant to this Article IX shall be given by the party electing termination of this Agreement (“Terminating Party”) to the other parties (collectively, the “Terminated Party”), and such notice shall state the reason for termination.

Section 9.3    Effect of Termination.  Upon termination of this Agreement prior to the consummation of the Closing and in accordance with the terms hereof, this Agreement shall become void and of no effect, and none of the parties shall have any liability to the others.

Section 9.4    Expenses.  The parties shall each bear their own respective expenses incurred in connection with this Agreement and the contemplated Transaction.

ARTICLE X
INDEMNIFICATION; SURVIVAL

Section 10.1  Indemnification by the Purchaser.  The Purchaser shall indemnify and hold harmless the Company, the Sellers and its and their Affiliates, officers, directors, stockholders, employees and agents and the successors and assigns of all of them (the “Company Indemnified Parties”), and shall reimburse the Company Indemnified Parties for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and attorneys’ fees) (collectively, “Damages”), arising from or in connection with (a) any inaccuracy or breach of any of the representations and warranties of the Purchaser in this Agreement or in any certificate or document delivered by or on behalf of the Purchaser pursuant to this Agreement, or any actions, omissions or statements of fact inconsistent with in any respect any such representation or warranty, or (b) any failure by the Purchaser to perform or comply with any agreement, covenant or obligation in this Agreement or in any certificate or document delivered by or on behalf of the Purchaser pursuant to this Agreement to be performed by or complied with by or on behalf of the Purchaser.

Section 10.2  Indemnification by the Sellers. The Sellers, severally and not jointly, shall indemnify and hold harmless the Purchaser, and its Affiliates, officers, directors, shareholders, employees and agents and the successors and assigns of all of them (the “Purchaser Indemnified Parties”), and shall reimburse the Purchaser Indemnified Parties for, any Damages arising from or in connection with (a) any inaccuracy or breach of any of the representations and warranties of the Sellers in Article V of this Agreement or in any certificate or document delivered by or on behalf of the Sellers pursuant to this Agreement, or any actions, omissions or statements of fact inconsistent with in any respect any such representation or warranty, or (b) any failure by the Sellers to perform or comply with any agreement, covenant or obligation in this Agreement or in any certificate or document delivered by or on behalf of the Sellers pursuant to this Agreement to be performed by or complied with by or on behalf of the Sellers.

Section 10.3  Indemnification by the Company and Gruering. The Company and Gruering, jointly and severally, shall indemnify and hold harmless the Purchaser, and its Affiliates, officers, directors, shareholders, employees and agents and the successors and assigns of all of them (the “Purchaser Indemnified Parties”), and shall reimburse the Purchaser Indemnified Parties for, any Damages arising from or in connection with (a) any inaccuracy or breach of any of the representations and warranties of the Company and Gruering in Article VI of this Agreement or in any certificate or document delivered by or on behalf of the Company pursuant to this Agreement, or any actions, omissions or statements of fact inconsistent with in any respect any such representation or warranty, or (b) any failure by the Company to perform or comply with any agreement, covenant or obligation in this Agreement or in any certificate or document delivered by or on behalf of the Company pursuant to this Agreement to be performed by or complied with by or on behalf of the Company.

Section 10.4  Survival; Limitations.  All representations, warranties, covenants and agreements of the parties contained herein shall survive the Closing.  The obligations of the parties pursuant to the Indemnification contained in this Article X shall expire (a) as to non-Tax related Damages on the first (1st) anniversary of the Closing and (b) as to Tax-related Damages upon the final resolution by the appropriate Swiss tax authorities of the Tax liabilities of the Company through the Closing Date or the expiration of the applicable statutes of limitations (as tolled by any waiver or extension thereof).  Notwithstanding anything to the contrary contained herein, an aggregate of US$25,000 of Damages shall be excluded from the Indemnification  contained in this Article X, and the indemnitors shall have no liability to the Indemnified Parties with respect thereto, and the maximum amount of Damages for which any indemnitor shall be responsible  to the Indemnified Parties shall be US$750,000.

ARTICLE XI
MISCELLANEOUS

Section 11.1  Notices.  All notices or other communications required or permitted hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) if by personal delivery, when so delivered, (b) if mailed, three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, or (c) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

(1)           If to the Purchaser:

Pashminadepot.com, Inc.
9694 Royal Palm Blvd.
Coral Springs, Fl 33065
Attn: Mr. Edward Sanders

Copy to:
David Lubin & Associates, PLLC
5 North Village Avenue, 2nd Floor
Rockville Center, New York 11570
Attn: David Lubin, Esq.

(2)           If to the Sellers or the Company:

SwissINSO SA
Route de Fribourg 15
Marly, Switzerland CH-1723
Attn: Michel Gruering

Copy to:

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, NY 10022-2585
Attn: Michael Hirschberg, Esq.

Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

Section 11.2  Choice of Law.  This Agreement shall be governed, construed and enforced in accordance with the laws of Switzerland, without giving effect to principles of conflicts of law.

Section 11.3  Jurisdiction.  The parties hereby irrevocably consent to the in personam jurisdiction of the competent courts in Lausanne, Switzerland, in connection with any action or proceeding arising out of or relating to this Agreement or the transactions and the relationships established thereunder.  The parties hereby agree that such courts shall be the venue and exclusive and proper forum in which to adjudicate such matters and that they will not contest or challenge the jurisdiction or venue of these courts. If any party shall commence a proceeding to enforce any provisions of this Agreement, then the prevailing party in such proceeding shall be reimbursed by the other party for its reasonable attorney’s fees and other reasonable costs and expenses incurred with the investigation, preparation and prosecution of such proceeding.

Section 11.4  Entire Agreement.  This Agreement and such other agreements related to this transaction executed simultaneously herewith set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings of the parties relating to the subject matter hereof.  No representation, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the parties which is not expressly embodied in this Agreement, such other agreements, notes or instruments related to this transaction executed simultaneously herewith, or the written statements, certificates, schedules or other documents delivered pursuant to this Agreement or in connection with the transactions contemplated hereby.

Section 11.5  Assignment. Each party's rights and obligations under this Agreement shall not be assigned or delegated, by operation of law or otherwise, without the other party's prior consent, and any such assignment or attempted assignment shall be void, of no force or effect, and shall constitute a material default by such party.

Section 11.6  Amendments.  This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by all the Parties.

Section 11.7  Waivers.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by any party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.

Section 11.8   Counterparts.  This Agreement may be executed simultaneously in two or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.9  Severability.   If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.10  Interpretation.  The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them and that the provisions of this Agreement therefore shall not be construed against a party or parties on the ground that such party or parties drafted or was more responsible for the drafting of any such provision(s).  The parties further agree that they have each carefully read the terms and conditions of this Agreement, that they know and understand the contents and effect of this Agreement and that the legal effect of this Agreement has been fully explained to its satisfaction by counsel of its own choosing.

[Remainder of page intentionally left blank; Signature pages to follow]

IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the date first above written.

PASHMINADEPOT.COM, INC. By: /s/ Edward Sanders Name: Edward Sanders Title: President

SWISSINSO SA By: /s/ Michel Gruering Name: Michel Gruering Title: President SELLERS:

/s/ Michel Gruering Michel Gruering

/s/ Yves Ducommun Yves Ducommun

/s/ Jean-Bernard Wurm* Jean-Bernard Wurm

/s/ Muttiah Yogananthan* Muttiah Yogananthan

/s/ Manuel de Souza* Manuel de Souza

/s/ Antoine Eigenmann* Antoine Eigenmann

ERGOMA S.A.

/s/ Michel Dousse* Michel Dousse

SICG S.A. By: /s/ Clive Harbutt* Clive Harbutt

/s/ Albert Krauer* Albert Krauer

*	By Michel Gruering, as attorney-in fact

Schedules

Schedule 3.1 - Company Stockholders
Schedule 6.3 - Required Consents
Schedule 6.5 - Company Intellectual Property
Schedule 6.6 - Tax Jurisdictions
Schedule 6.7(a) - Financial Statements
Schedule 6.7(b) - Recent Balance Sheet
Schedule 6.8 - Properties and Assets
Schedule 6.11- Contracts
Schedule 6.13 - Permits
Schedule 6.15 - Affiliated Transactions

Schedule 3.1

Company Shareholders

	Sellers	Shares		Consideration Shares

-	Michel Gruering	69 Shares	34,500,000	Consideration Shares
-	Yves Ducommun	10 Shares	5,000,000	Consideration Shares
-	Jean-Bernard Wurm	8 Shares	4,000,000	Consideration Shares
-	Muttiah Yogananthan	4 Shares	2,000,000	Consideration Shares
-	Manuel de Souza	3 Shares	1,500,000	Consideration Shares
-	Antoine Eigenmann	2 Shares	1,000,000	Consideration Shares
-	Ergoma SA	1 Share	500,000	Consideration Shares
-	SICG S.A.	2 Shares	1,000,000	Consideration Shares
-	Albert Krauer	1 Share	500,000	Consideration Shares

Total		100 Shares	50,000,000	Consideration Shares

Schedule 6.3

Required Consents

N/A

Schedule 6.5

Company Intellectual Property

-   License agreement with M FT on reverse osmosis process (attached)
-   Technology transfer agreement with LESO-EPFL (attached)

Schedule 6.6

Tax Jurisdictions

-	Administration cantonale des contributions of the canton of Fribourg, Section Personnes Morales, Rue Josef Pillier 13, C.P, 1701 Fribourg

-	Administration cantonale des impots of the Canton of Vaud, route de Berne 46, 1014 Lausanne

-	Administration federale des contributions, Eigerstrasse 65 3003 Berne

Schedule 6.7(a)

2007 and 2008 Financial Statements attached.

Swiss-Indo Trade Invest SA, Manly

Balance Sheet as of 31 December	2008	2007

	CHF
LIABILITIES AND SHAREHOLDERS' EQUITY

Shareholders' equity

Share capital	100,000.00	100,000.00
Retained earning	-92,219.00	0.00
Loss of the year	-114,481.00	-92,219.00
	-106,700.00	7,781.00
Liabilities

C/a shareholder	180,000.00	43,184.00
Accrued expenses and deferred income	15,700.00	3,900.00
	195,700.00	47,084.00

	89,000.00	54,865.00
ASSETS

Fixed assets

Company car	37,000.00	0.00
Expenser of foundation	2,000.00	4,105.00
	39,000.00	4,105.00
Current assets

Share capital not released	50,000.00	50,000.00
Accrual of assets account	0.00	760.00
	50,000.00	50,760.00

	89,000.00	54,865.00

Swiss-Indo Trade Invest SA, Manly

Income statement from 1st January to 31 December	2008	2007

	CHF	CHF

Salaries	0.00	1,844.00
Repair on vehicles	7,023.00	14,250.00
Administratives fees	58,884.00	22,695.00
Travel and representation expenses	45,869.00	53,030.00
Depreciation	2,105.00	0.00
Taxes	600.00	400.00
Total expenses	114,481.00	92,219.00

Loss / Profit of the year	-114,481.00	-92,219.00

Schedule 6.7(b)

June 30, 2009 Financial Statements attached

Swiss-Indo Trade Invest SA, Manly

Balance Sheet as of 30 Juni / 31 December	2009	2008

	CHF
LIABILITIES AND SHAREHOLDERS' EQUITY

Shareholders' equity

Share capital	100,000.00	100,000.00
Retained earning	-206,700.00	-92,219.00
Profit of the year	-404,764.00	-114,481.00
	-511,464.00	-106,700.00

Liabilities

Trade accounts payable	0.00	0.00
C/a shareholder	348,355.00	180,000.00
Accrued expenses and deferred income	243,709.00	15,700.00
	592,064.00	195,700.00

	80,600.00	89,000.00

ASSETS

Fixed assets

Company car	29,600.00	37,000.00
Expenser of foundation	1,000.00	2,000.00
	30,600.00	39,000.00
Current assets

Share capital not released	50,000.00	50,000.00
	50,000.00	50,000.00

	80,600.00	89,000.00

Swiss-Indo Trade Invest SA, Manly

Income statement from 1st January to 30 Juni / 31 December	2009	2008

	CHF	CHF

Salaries	190,000.00	0.00
Social charges	30,000.00	0.00
Repair on vehicles	12,795.00	7,023.00
Administratives fees	26,766.00	58,884.00
Travel and representation expenses	135,992.00	45,869.00
Depreciation	8,400.00	2,105.00
Taxes	811.00	600.00
Total expenses	404,764.00	114,481.00

Loss / Profit of the year	404,764.00	114,481.00

Schedule 6.8

Properties and Assets

N/A

Schedule 6.11

Contracts

-   License agreement with M FT on reverse osmosis process (attached to Schedule 6.5)
-   Technology transfer agreement with LESO-EPFL (attached to Schedule 6.5)
-   Employment contract of Yves Ducommun (attached)

Schedule 6.13

Permits

N/A

Schedule 6.15

Affiliated Transactions

-	Shareholder loan granted by Michel Gruering to the Company with conversion terms as mentioned in the Stock Purchase Agreement

-	Employment contract of Yves Ducommun (attached 6.11)